Press Release

F.N.B. Corporation Reports Second Quarter 2019 Earnings per Share of $0.29
Strong commercial loan growth and favorable asset quality ~ 12% growth in earnings per share from year-ago quarter
PITTSBURGH, PA - July 23, 2019 -- F.N.B. Corporation (NYSE: FNB) reported earnings for the second quarter of 2019 with net income available to common stockholders of $93.2 million, or $0.29 per diluted common share. Comparatively, second quarter of 2018 net income available to common stockholders totaled $83.2 million, or $0.26 per diluted common share, and first quarter of 2019 net income available to common stockholders totaled $92.1 million, or $0.28 per diluted common share. On an operating basis, second quarter of 2019 earnings per diluted common share (non-GAAP) was also $0.29, excluding $2.9 million in branch consolidation costs. Operating earnings per diluted common share (non-GAAP) for the second quarter of 2018 was $0.27, excluding $6.6 million in branch consolidation costs and a $0.9 million discretionary 401(k) contribution, and $0.29 in the first quarter of 2019, excluding $1.6 million in branch consolidation costs.
"We are very pleased with our strong performance during the second quarter and first half of 2019. During the second quarter, earnings per share grew 12% compared to the prior year, and our asset quality continues to trend positively. The second quarter’s results included 12% annualized revenue growth driven by record noninterest income of $75 million, which includes record capital markets and mortgage banking revenue contribution. Operating return on tangible common equity was more than 17%, and expenses were well-controlled, as the efficiency ratio equaled 54%," commented Chairman, President, and Chief Executive Officer, Vincent J. Delie, Jr. "We look to continue the strong momentum established during the first half across our legacy and expansion markets as we continue building on our success."

Second Quarter 2019 Highlights
(All comparisons refer to the second quarter of 2018, except as noted)

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Growth in total average loans was $1.3 billion, or 6.1%, with average commercial loan growth of $791 million, or 5.9%, and average consumer loan growth of $524 million, or 6.6%. Compared to the first quarter of 2019, total average loans grew $380 million, or 6.8% annualized, with average commercial loan growth of $288 million, or 8.3% annualized, and average consumer loan growth of $92 million, or 4.4%, annualized.

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Total average deposits grew $1.4 billion, or 6.1%, including an increase in average non-interest-bearing deposits of $305 million, or 5.3%, an increase in interest-bearing demand deposits of $507 million, or 5.5%, and an increase in average time deposits of $661 million, or 13.7%. Compared to the first quarter of 2019, total average deposits grew $454 million, or 7.8% annualized.

•	The loan to deposit ratio was 95.0% at June 30, 2019, compared to 96.1%.

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The net interest margin (FTE) (non-GAAP) declined 31 basis points to 3.20% from 3.51%, reflecting the sale of Regency Finance Company (Regency) in the third quarter of 2018 and a smaller contribution from cash recoveries on acquired loans. Regency contributed 12 basis points to net interest margin in the second quarter of 2018, while the contribution from cash recoveries declined 14 basis points.

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Total revenue increased 0.3% to $305.2 million, reflecting a 15.3% increase in non-interest income, partially offset by a 3.7% decrease in net interest income. The decrease in net interest income was largely attributable to the sale of Regency and lower acquired loan cash recoveries.

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Non-interest income increased $10.0 million, or 15.3%. Capital markets income grew 68.6%, reflecting strong interest rate derivative and syndications activity, while trust income grew 8.5%. Mortgage banking operations income increased $1.7 million due to a $3.5 million increase in gain on sale income, partially offset by a $1.3 million interest rate-related valuation adjustment on mortgage servicing rights.

•	The efficiency ratio (non-GAAP) was 54.5%, compared to 55.6%.

•	The annualized net charge-offs to total average loans ratio decreased 18 basis points to 0.16% from 0.34%, indicative of continued favorable credit quality trends and the sale of Regency.

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The ratio of the allowance for credit losses to total loans and leases remained stable at 0.83%, compared to 0.82%. The provision for credit losses of $11.5 million supported strong loan growth and exceeded net charge-offs of $9.0 million. The low level of net charge-offs reflects previous actions taken to reduce credit risk and favorable credit quality.

•	The ratio of tangible common equity to tangible assets (non-GAAP) increased 53 basis points to 7.32%. Tangible book value per common share (non-GAAP) increased $0.85, or 13.6%, to $7.11.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.  "Incremental purchase accounting accretion" refers to the difference between total accretion and the estimated coupon interest income on loans acquired in a business combination.

Quarterly Results Summary	2Q19	1Q19	2Q18
Reported results
Net income available to common stockholders (millions)	$93.2	$92.1	$83.2
Net income per diluted common share	0.29	0.28	0.26
Book value per common share (period-end)	14.30	14.09	13.47
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$95.4	$93.4	$89.1
Operating net income per diluted common share	0.29	0.29	0.27
Tangible common equity to tangible assets (period-end)	7.32%	7.15%	6.79%
Tangible book value per common share (period-end)	$7.11	$6.91	$6.26
Average Diluted Common Shares Outstanding (thousands)	325,949	325,829	325,730
Significant items influencing earnings[1] (millions)
Pre-tax discretionary 401(k) contribution	$—	$—	$(0.9)
After-tax impact of discretionary 401(k) contribution	—	—	(0.7)
Pre-tax branch consolidation costs	(2.9)	(1.6)	(6.6)
After-tax impact of branch consolidation costs	(2.3)	(1.3)	(5.2)
(1) Favorable (unfavorable) impact on earnings
Year-to-Date Results Summary	2019	2018
Reported results
Net income available to common stockholders (millions)	$185.3	$167.9
Net income per diluted common share	$0.57	$0.52
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$188.9	$173.9
Operating net income per diluted common share	$0.58	$0.53
Average Diluted Common Shares Outstanding (thousands)	325,697	325,729
Significant items influencing earnings[1] (millions)
Pre-tax discretionary 401(k) contribution	$—	$(0.9)
After-tax impact of discretionary 401(k) contribution	—	(0.7)
Pre-tax branch consolidation costs	(4.5)	(6.6)
After-tax impact of branch consolidation costs	(3.6)	(5.2)
(1) Favorable (unfavorable) impact on earnings.

Second Quarter 2019 Results – Comparison to Prior-Year Quarter
Net interest income totaled $230.4 million, decreasing $8.9 million, or 3.7%. The net interest margin (FTE) (non-GAAP) declined 31 basis points to 3.20%, primarily due to the sale of Regency in the third quarter of 2018 and a lower level of acquired loan cash recoveries. Regency contributed $8.5 million, or 12 basis points, to the net interest margin in the second quarter of 2018. The second quarter of 2019 included $0.6 million of cash recoveries compared to $10.2 million in the second quarter of 2018.
Total average earning assets increased $1.6 billion, or 5.7%, due primarily to average loan growth of $1.3 billion. The total yield on average earning assets increased to 4.37% from 4.30%, reflecting repricing of variable and adjustable rate loans and higher reinvestment rates on securities, partially offset by lower acquired loan cash recoveries. The total cost of funds increased to 1.20%, compared to 0.81%, reflecting higher interest rates on interest-bearing deposits and borrowings caused by three increases in benchmark interest rates during the last nine months of 2018 and increased deposit pricing competition. Average short-term borrowings decreased $381.5 million.
Average loans totaled $22.8 billion and increased $1.3 billion, or 6.1%, due to solid growth in the commercial and consumer portfolios. Average total commercial loan growth totaled $791 million, or 5.9%, including $669 million, or 15.6%, growth in commercial and industrial loans and $87 million, or 30.5%, growth in commercial leases. Commercial loan growth was led by strong activity in the Pittsburgh, Cleveland, Charlotte and Mid-Atlantic (Greater Baltimore-Washington D.C. markets) regions and continued growth in the equipment finance and asset-based lending businesses. Average consumer loan growth was $524 million, or 6.6%, as growth in indirect auto loans of $339 million, or 20.8%, and residential mortgage loans of $456 million, or 16.2%, was partially offset by a decline of $131 million, or 7.0%, in direct installment loans and a decline of $140 million, or 8.4%, in consumer lines of credit.
Average deposits totaled $23.9 billion, an increase of $1.4 billion, or 6.1%, reflecting growth in non-interest-bearing deposits of $305 million, or 5.3%; growth in interest-bearing demand deposits of $507 million, or 5.5%; and growth in time deposits of $661 million, or 13.7%, partially offset by a decline in savings of $100 million, or 3.8%. The growth in non-interest-bearing and interest-bearing deposits included household growth and new commercial relationships. The loan-to-deposit ratio was 95.0% at June 30, 2019, compared to 96.1% at June 30, 2018.
Non-interest income totaled $74.8 million, increasing $10.0 million, or 15.3%. Excluding branch consolidation-related losses on fixed assets of $0.5 million in the second quarter of 2019 and $3.7 million in the second quarter of 2018, non-interest income increased $6.8 million, or 9.9%. Capital markets income grew $4.0 million, or 68.6%, reflecting strong interest rate derivative and syndications activity, while trust income grew $0.5 million, or 8.5%. Mortgage banking operations income increased $1.7 million, or 28.2%, due to a $3.5 million increase in gain on sale income, partially offset by a $1.3 million interest rate-related valuation adjustment on mortgage servicing rights.
Non-interest expense totaled $175.2 million, decreasing $7.8 million, or 4.2%. Excluding branch consolidation costs of $2.3 million in the second quarter of 2019 and $2.9 million in the second quarter of 2018, and a $0.9 million discretionary 401(k) contribution in the second quarter of 2018, non-interest expense totaled $172.9 million and $179.2 million, respectively, decreasing 3.5%. The primary drivers of the decrease in non-interest expense were a $4.4 million, or 4.4%, decrease in salaries and benefits related primarily to the sale of Regency and a $3.2 million, or 34.4%, decrease in FDIC insurance expense. The decline in FDIC expense was primarily due to the elimination of the FDIC's large bank surcharge in the fourth quarter of 2018. The efficiency ratio (non-GAAP) improved to 54.5% from 55.6%.
The ratio of non-performing loans and other real estate owned (OREO) to total loans and OREO decreased 6 basis points to 0.55%. For the originated portfolio, the ratio of non-performing loans and OREO to total loans and OREO decreased 10 basis points to 0.61%. Total delinquency remains at satisfactory levels, and total originated delinquency, defined as total past due and non-accrual originated loans as a percentage of total originated loans, improved 2 basis points to 0.66%, compared to 0.68% at June 30, 2018.
The provision for credit losses totaled $11.5 million, compared to $15.6 million. The provision for credit losses supported strong loan growth and exceeded net charge-offs of $9.0 million, or 0.16% annualized of total average loans, which declined from $18.2 million, or 0.34%. For the originated portfolio, net charge-offs were $5.4 million, or 0.11% annualized of total average originated loans, compared to $14.8 million, or 0.36% annualized of total average originated loans. The decline in net charge-offs was partly attributable to the sale of Regency. The ratio of the allowance for credit losses to total loans and leases was 0.83% and 0.82% at June 30, 2019 and June 30, 2018, respectively. For the originated portfolio, the allowance for credit losses to total originated loans was 0.96%, compared to 1.02% at June 30, 2018, directionally consistent with credit quality.
The effective tax rate was 19.7%, compared to 19.4%.
The tangible common equity to tangible assets ratio (non-GAAP) increased 53 basis points to 7.32% at June 30, 2019, compared to 6.79% at June 30, 2018. The tangible book value per common share (non-GAAP) was $7.11 at June 30, 2019, an increase of $0.85, or 14%, from $6.26 at June 30, 2018.
Second Quarter 2019 Results – Comparison to Prior Quarter
Net interest income totaled $230.4 million and was essentially flat with the prior quarter total of $230.6 million. The net interest margin (FTE) (non-GAAP) declined 6 basis points to 3.20%. The total purchase accounting accretion impact decreased 2 basis points and included $7.5 million of incremental purchase accounting accretion and $0.6 million of cash recoveries on acquired loans, compared to $8.4 million and $1.0 million, respectively. First quarter interest expense included a net benefit of $1.6 million, or 2 basis points, for the recognition of the remaining discount on higher coupon acquired debt that was retired during the quarter.
Total average earning assets increased $314 million, or 4.3% annualized, due to average loan growth of $380 million, partially offset by a $135 million decrease in average securities in response to less favorable reinvestment rates. The total yield on earning assets was stable at 4.37%. The total cost of funds increased to 1.20% from 1.14%, reflecting higher interest rates on interest-bearing deposits caused by increased deposit price competition and time deposits repricing at higher rates. The cost of short-term borrowings decreased from 2.41% to 2.37% and the average balance decreased $595 million due to deposit growth and growth in opportunistic longer duration term funding. Average long-term borrowings increased $420 million, due primarily to FHLB advances at an average cost of 2.52%.
Average loans totaled $22.8 billion and increased $380 million, or 6.8% annualized, with average commercial loan growth of $288 million, or 8.3% annualized, and average consumer loan growth of $92 million, or 4.4% annualized. Commercial balances included growth of $236 million, or 20.1% annualized, in commercial and industrial loans, and growth of $44 million, or 2.0% annualized, in commercial real estate. Commercial loan growth was led by our Pittsburgh, Cleveland, Charlotte and Mid-Atlantic markets. Consumer balances reflected continued growth in residential mortgage loans of $101 million, or 12.9% annualized, and indirect auto loans of $22 million, or 4.6% annualized, partially offset by a decline of $31 million, or 8.0% annualized, in consumer lines of credit.
Average deposits totaled $23.9 billion and increased $454 million, or 7.8% annualized, due to growth of $176 million, or 12.0% annualized, in non-interest-bearing deposits; $143 million, or 5.9% annualized, in interest-bearing demand deposits; and $125 million, or 9.4% annualized, in time deposits. Deposit growth reflects continued growth in households and commercial customers, as well as seasonal balance growth.
The loan-to-deposit ratio was 95.0% at June 30, 2019, compared to 94.7% at March 31, 2019.
Non-interest income totaled $74.8 million, increasing $9.5 million, or 14.5%. Excluding branch consolidation-related losses on fixed assets of $0.5 million in the second quarter and $1.2 million in the first quarter, non-interest income increased $8.8 million, or 13.3%. Capital markets income increased $3.8 million, or 63%, due to strong interest rate derivative and syndications activity, with increased contributions from newer markets. Mortgage banking income increased $3.7 million, or 95%, due to a 71% increase in production volume driven by downward movement in interest rates compared to the prior period. Service charges increased $1.9 million, or 6%, from a seasonally low first quarter.
Non-interest expense totaled $175.2 million, an increase of $9.5 million, or 5.7%. Excluding branch consolidation costs of $2.3 million in the second quarter and $0.5 million in the first quarter, non-interest expense increased $7.6 million, or 4.6%. The primary drivers of the second quarter increase in non-interest expense were a $3.0 million, or 3.3%, increase in salaries and benefits related primarily to annual merit increases and increased commissions on banking activities. Additionally, marketing expense increased $1.6 million, or 69.7%, due to increased marketing campaigns throughout the footprint, and outside services increased $1.4 million, or 9%, due to the timing of certain charges such as director fees. The efficiency ratio (non-GAAP) equaled 54.5%, compared to 53.4%.
The ratio of non-performing loans and OREO to total loans and OREO decreased 3 basis points to 0.55%. For the originated portfolio, the ratio of non-performing loans and OREO to total loans and OREO increased 2 basis points to 0.61%. Total delinquency remains at favorable levels, and total originated delinquency, defined as total past due and non-accrual originated loans as a percentage of total originated loans, increased 3 basis points to 0.66%, compared to 0.63% at March 31, 2019.
The provision for credit losses totaled $11.5 million, compared to $13.6 million. The provision for credit losses supported strong loan growth and exceeded net charge-offs of $9.0 million, or 0.16% annualized of total average loans, compared to $7.6 million, or 0.14% annualized in the prior quarter. For the originated portfolio, net charge-offs were $5.4 million, or 0.11% annualized of total average originated loans, compared to $4.8 million or 0.10% annualized. The ratio of the allowance for credit losses to total loans and leases increased to 0.83% from 0.82% at March 31, 2019. For the originated portfolio, the allowance for credit losses to total originated loans increased to 0.96% from 0.94% at March 31, 2019.
The effective tax rate was 19.7%, compared to 19.3%.
The tangible common equity to tangible assets ratio (non-GAAP) increased 17 basis points to 7.32% at June 30, 2019, compared to 7.15% at March 31, 2019. The tangible book value per common share (non-GAAP) was $7.11 at June 30, 2019, an increase of $0.20 from March 31, 2019.

June 30, 2019 Year-To-Date Results - Comparison to Prior Year-To-Date Period
Net interest income totaled $461.0 million, decreasing $4.5 million, or 1.0%, reflecting the sale of Regency and a lower level of purchase accounting benefit, partially offset by average earning asset growth of $1.6 billion, or 6.0%. The net interest margin (FTE) (non-GAAP) contracted 22 basis points to 3.23%, reflecting the sale of Regency in the third quarter of 2018 and a lower level of cash recoveries on acquired loans. Regency contributed 12 basis points to net interest margin in the first half of 2018. The first six months of 2019 included $5.3 million of higher incremental purchase accounting accretion and $9.7 million of lower cash recoveries, compared to the first six months of 2018. The yield on earning assets increased 18 basis points to 4.37%, while the cost of funds increased 41 basis points to 1.17%, primarily due to competitive pressure on interest-bearing deposits.
Average loans totaled $22.6 billion, an increase of $1.3 billion, or 6.0%, due to solid origination activity across the footprint. Growth in average commercial loans totaled $697 million, or 5.2%, including growth of $574 million, or 13.5%, in commercial and industrial loans and growth of $93 million, or 33.1%, in commercial leases. Commercial growth was led by strong commercial activity in the Cleveland, Pittsburgh, Charlotte and Mid-Atlantic regions and continued growth in the equipment finance and asset-based lending businesses. Total average consumer loan growth of $573 million, or 7.3%, was led by strong growth in residential mortgage loans of $451 million and indirect auto loans of $403 million, partially offset by a decline of $149 million in consumer credit lines and a decline of $132 million in direct installment balances.
Average deposits totaled $23.6 billion and increased $1.3 billion, or 5.8%, due to average growth of $295 million, or 5.2%, in non-interest-bearing deposits; $386 million, or 4.1%, in interest-bearing demand deposits; and $686 million, or 14.5%, in time deposits.
Non-interest income totaled $140.2 million, increasing $7.8 million, or 5.9%. Excluding the $1.7 million and $3.7 million losses on fixed assets related to branch consolidations in the first six months of 2019 and 2018, respectively, non-interest income increased $5.9 million, or 4.3%, attributable to the continued growth of our fee-based businesses of capital markets (+43.7%), trust services (+6.9%), securities commissions and fees (+1.9%), and mortgage banking (+0.4%).
Non-interest expense totaled $341.0 million, decreasing $13.1 million, or 3.7%. The six months of 2019 included $2.8 million of branch consolidation expenses, while 2018 included $2.9 million of branch consolidation expenses and a $0.9 million discretionary 401(k) contribution made following tax reform. Excluding these expenses, total non-interest expense decreased $12.1 million, or 3.5%, attributable primarily to the elimination of the FDIC's large bank surcharge in the fourth quarter of 2018 and the sale of Regency in the third quarter of 2018. The efficiency ratio (non-GAAP) improved to 54.0%, compared to 55.7% in the first six months 2018.
The provision for credit losses was $25.1 million, compared to $30.0 million. Net charge-offs totaled $16.6 million, or 0.15%, of total average loans, compared to $28.9 million, or 0.27% in the first six months of 2018. Originated net charge-offs were 0.11% of total average originated loans, compared to 0.33%.
The effective tax rate was 19.5% for both the first six months of 2019 and 2018.
Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.
These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for or superior to, our reported results prepared in accordance with GAAP. When non-GAAP financial measures are disclosed, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP”.
Management believes charges such as branch consolidation costs and special one-time employee 401(k) contributions related to tax reform are not organic costs to run our operations and facilities. The branch consolidation charges principally represent expenses to satisfy contractual obligations of the closed branches without any useful ongoing benefit to us. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.
To provide more meaningful comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for the 2019 and 2018 periods were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
We make statements in this news release and corresponding conference call, and may from time-to-time make other statements regarding our outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset quality levels, financial position and other matters regarding or affecting our current or future business and operations that change over time. We do not assume any duty to update forward-looking statements. Actual results or future events may be different from those anticipated in our forward-looking statements and may not align with historical performance and events, possibly materially different, as well as from a historical perspective. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. These forward-looking statements involve various assumptions, risks and uncertainties which change over time.
Our forward-looking statements are subject to the following principal risks and uncertainties:

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Our business, financial results and balance sheet values are affected by business and economic circumstances, including, but not limited to: (i) developments with respect to the U.S. and global financial markets; (ii) actions by the Federal Reserve Board, U.S. Treasury Department, Office of the Comptroller of the Currency and other governmental agencies, especially those that impact money supply, market interest rates or otherwise affect business activities of the financial services industry; (iii) a slowing or reversal of current U.S. economic expansion; and (iv) the impacts of tariffs or other trade policies of the U.S. or its global trading partners.

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Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

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Competition can have an impact on customer acquisition, growth and retention, and on credit spreads, deposit gathering and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and continue to respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

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Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, cyberattacks or international hostilities through impacts on the economy and financial markets generally, or on us or our counterparties specifically.

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Legal, regulatory and accounting developments could have an impact on our ability to operate and grow our businesses, financial condition, results of operations, competitive position, and reputation. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and the ability to attract and retain management. These developments could include:

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Changes resulting from legislative and regulatory reforms, including changes affecting oversight of the financial services industry, consumer protection, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.

◦	Changes to regulations governing bank capital and liquidity standards.

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Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to F.N.B.

◦	Results of the regulatory examination and supervision process, including our failure to satisfy requirements imposed by the federal bank regulatory agencies or other governmental agencies.

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The impact on our financial condition, results of operations, financial disclosures and future business strategies related to the upcoming implementation of the new FASB Accounting Standard, “current expected credit loss” (CECL).

The risks identified here are not exclusive. Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A. Risk Factors and Risk Management sections of our Annual Report on Form 10-K (including MD&A section) for the year ended December 31, 2018, our subsequent 2019 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other subsequent filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-relations-shareholder-services. We have included our web address as an inactive textual reference only. Information on our website is not part of this earnings release.

Conference Call
FNB's Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, will host a conference call to discuss the Company's financial results on Tuesday, July 23, 2019, at 8:15 AM ET.
Participants are encouraged to pre-register for the conference call at http://dpregister.com/10132580. Callers who pre-register will be provided a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.
Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 or (412) 317-5133 for international callers. Participants should ask to be joined into the F.N.B. Corporation call.
Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the "Investor Relations and Shareholder Services" section of the Corporation's website at www.fnbcorporation.com. Access to the live webcast will begin approximately 30 minutes prior to the start of the call.
Presentation Materials: Presentation slides and the earnings release will also be available prior to the start of the call on the "Investor Relations and Shareholder Services" section of the Corporation's website at www.fnbcorporation.com.
A replay of the call will be available shortly after the completion of the call until midnight ET on Tuesday, July 30, 2019. The replay can be accessed by dialing (877) 344-7529 or (412) 317-0088 for international callers; the conference replay access code is 10132580. Following the call, the related presentation materials will be posted to the "Investor Relations and Shareholder Services" section of F.N.B. Corporation's website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE:FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. The Company has total assets of nearly $34 billion and approximately 380 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina and South Carolina.
FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

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Analyst/Institutional Investor Contact:
Matthew Lazzaro, 724-983-4254, 412-216-2510 (cell)
lazzaro@fnb-corp.com;
Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				2Q19	2Q19	For the Six Months Ended June 30,		%
	2Q19	1Q19	2Q18	1Q19	2Q18	2019	2018	Var.
Interest Income
Loans and leases, including fees	$275,445	$269,055	$257,895	2.4	6.8	$544,500	$496,989	9.6
Securities:
Taxable	31,740	32,850	28,995	(3.4)	9.5	64,590	55,874	15.6
Tax-exempt	8,061	7,943	6,960	1.5	15.8	16,004	13,554	18.1
Other	988	462	267	113.9	270.0	1,450	627	131.3
Total Interest Income	316,234	310,310	294,117	1.9	7.5	626,544	567,044	10.5
Interest Expense
Deposits	54,417	50,377	31,049	8.0	75.3	104,794	57,518	82.2
Short-term borrowings	22,140	25,810	18,409	(14.2)	20.3	47,950	33,616	42.6
Long-term borrowings	9,270	3,530	5,304	162.6	74.8	12,800	10,450	22.5
Total Interest Expense	85,827	79,717	54,762	7.7	56.7	165,544	101,584	63.0
Net Interest Income	230,407	230,593	239,355	(0.1)	(3.7)	461,000	465,460	(1.0)
Provision for credit losses	11,478	13,629	15,554	(15.8)	(26.2)	25,107	30,049	(16.4)
Net Interest Income After Provision for Credit Losses	218,929	216,964	223,801	0.9	(2.2)	435,893	435,411	0.1
Non-Interest Income
Service charges	32,068	30,217	31,114	6.1	3.1	62,285	61,191	1.8
Trust services	7,018	6,784	6,469	3.4	8.5	13,802	12,917	6.9
Insurance commissions and fees	4,411	4,897	4,567	(9.9)	(3.4)	9,308	9,702	(4.1)
Securities commissions and fees	4,671	4,345	4,526	7.5	3.2	9,016	8,845	1.9
Capital markets income	9,867	6,036	5,854	63.5	68.6	15,903	11,068	43.7
Mortgage banking operations	7,613	3,905	5,940	95.0	28.2	11,518	11,469	0.4
Dividends on non-marketable equity securities	4,135	5,023	3,811	(17.7)	8.5	9,158	7,786	17.6
Bank owned life insurance	3,103	2,841	3,077	9.2	0.8	5,944	6,362	(6.6)
Net securities gains	—	—	31	—	(100.0)	—	31	(100.0)
Other	1,954	1,337	(500)	46.1	(490.8)	3,291	3,021	8.9
Total Non-Interest Income	74,840	65,385	64,889	14.5	15.3	140,225	132,392	5.9
Non-Interest Expense
Salaries and employee benefits	94,289	91,284	98,671	3.3	(4.4)	185,573	187,997	(1.3)
Net occupancy	15,593	15,065	16,149	3.5	(3.4)	30,658	31,717	(3.3)
Equipment	15,473	14,825	13,183	4.4	17.4	30,298	27,648	9.6
Amortization of intangibles	3,479	3,479	3,811	—	(8.7)	6,958	8,029	(13.3)
Outside services	16,110	14,745	17,045	9.3	(5.5)	30,855	31,770	(2.9)
FDIC insurance	6,013	5,950	9,167	1.1	(34.4)	11,963	18,001	(33.5)
Bank shares and franchise taxes	3,130	3,467	3,240	(9.7)	(3.4)	6,597	6,692	(1.4)
Other	21,150	16,927	21,747	24.9	(2.7)	38,077	42,242	(9.9)
Total Non-Interest Expense	175,237	165,742	183,013	5.7	(4.2)	340,979	354,096	(3.7)
Income Before Income Taxes	118,532	116,607	105,677	1.7	12.2	235,139	213,707	10.0
Income taxes	23,345	22,480	20,471	3.8	14.0	45,825	41,739	9.8
Net Income	95,187	94,127	85,206	1.1	11.7	189,314	171,968	10.1
Preferred stock dividends	2,010	2,010	2,010	—	—	4,020	4,020	—
Net Income Available to Common Stockholders	$93,177	$92,117	$83,196	1.2	12.0	$185,294	$167,948	10.3
Earnings per Common Share
Basic	$0.29	$0.28	$0.26	3.6	11.5	$0.57	$0.52	9.6
Diluted	0.29	0.28	0.26	3.6	11.5	0.57	0.52	9.6
Cash Dividends per Common Share	0.12	0.12	0.12	—	—	0.24	0.24	—
n/m - not meaningful

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions)				% Variance
				2Q19	2Q19
	2Q19	1Q19	2Q18	1Q19	2Q18
Assets
Cash and due from banks	$427	$425	$399	0.5	7.0
Interest-bearing deposits with banks	72	72	35	—	105.7
Cash and Cash Equivalents	499	497	434	0.4	15.0
Securities available for sale	3,279	3,403	3,003	(3.6)	9.2
Securities held to maturity	3,079	3,171	3,295	(2.9)	(6.6)
Loans held for sale	332	37	44	797.3	654.5
Loans and leases, net of unearned income	22,543	22,620	21,660	(0.3)	4.1
Allowance for credit losses	(188)	(186)	(177)	1.1	6.2
Net Loans and Leases	22,355	22,434	21,483	(0.4)	4.1
Premises and equipment, net	328	329	325	(0.3)	0.9
Goodwill	2,262	2,255	2,251	0.3	0.5
Core deposit and other intangible assets, net	74	75	84	(1.3)	(11.9)
Bank owned life insurance	539	538	532	0.2	1.3
Other assets	1,156	956	807	20.9	43.2
Total Assets	$33,903	$33,695	$32,258	0.6	5.1
Liabilities
Deposits:
Non-interest-bearing demand	$6,139	$6,124	$5,927	0.2	3.6
Interest-bearing demand	9,593	9,743	9,135	(1.5)	5.0
Savings	2,515	2,523	2,607	(0.3)	(3.5)
Certificates and other time deposits	5,484	5,492	4,871	(0.1)	12.6
Total Deposits	23,731	23,882	22,540	(0.6)	5.3
Short-term borrowings	3,711	4,111	4,334	(9.7)	(14.4)
Long-term borrowings	1,338	673	629	98.8	112.7
Other liabilities	370	349	282	6.0	31.2
Total Liabilities	29,150	29,015	27,785	0.5	4.9
Stockholders' Equity
Preferred stock	107	107	107	—	—
Common stock	3	3	3	—	—
Additional paid-in capital	4,057	4,052	4,043	0.1	0.3
Retained earnings	683	629	457	8.6	49.5
Accumulated other comprehensive loss	(72)	(88)	(116)	(18.2)	(37.9)
Treasury stock	(25)	(23)	(21)	8.7	19.0
Total Stockholders' Equity	4,753	4,680	4,473	1.6	6.3
Total Liabilities and Stockholders' Equity	$33,903	$33,695	$32,258	0.6	5.1

F.N.B. CORPORATION AND SUBSIDIARIES	2Q19			1Q19			2Q18
(Unaudited)		Interest	Average		Interest	Average		Interest	Average
(Dollars in thousands)	Average	Earned	Yield	Average	Earned	Yield	Average	Earned	Yield
	Outstanding	or Paid	or Rate	Outstanding	or Paid	or Rate	Outstanding	or Paid	or Rate
Assets
Interest-bearing deposits with banks	$66,324	$988	5.97%	$54,167	$462	3.46%	$47,783	$267	2.24%
Taxable investment securities (2)	5,296,831	31,740	2.40	5,444,523	32,850	2.41	5,218,200	28,995	2.22
Non-taxable investment securities (1)	1,121,655	10,062	3.59	1,108,698	9,918	3.58	995,704	8,727	3.51
Loans held for sale	89,671	1,063	4.75	32,954	508	6.21	46,667	767	6.58
Loans and leases (1) (3)	22,759,878	275,921	4.86	22,379,504	270,151	4.89	21,445,030	258,680	4.84
Total Interest Earning Assets (1)	29,334,359	319,774	4.37	29,019,846	313,889	4.37	27,753,384	297,436	4.30
Cash and due from banks	365,824			377,648			359,714
Allowance for credit losses	(190,182)			(183,482)			(182,598)
Premises and equipment	329,381			332,055			331,739
Other assets	3,891,734			3,844,135			3,685,512
Total Assets	$33,731,116			$33,390,202			$31,947,751
Liabilities
Deposits:
Interest-bearing demand	$9,794,796	25,132	1.03	$9,651,737	23,564	0.99	$9,287,811	13,691	0.59
Savings	2,519,657	2,163	0.34	2,510,148	2,070	0.33	2,620,084	1,490	0.24
Certificates and other time	5,472,936	27,122	1.99	5,347,638	24,743	1.88	4,811,842	15,868	1.30
Short-term borrowings	3,716,627	22,140	2.37	4,311,840	25,810	2.41	4,098,161	18,409	1.79
Long-term borrowings	1,082,384	9,270	3.44	661,661	3,530	2.16	650,562	5,304	3.27
Total Interest-Bearing Liabilities	22,586,400	85,827	1.52	22,483,024	79,717	1.44	21,468,460	54,762	1.02
Non-interest-bearing demand deposits	6,069,106			5,892,774			5,764,144
Other liabilities	354,885			362,161			253,637
Total Liabilities	29,010,391			28,737,959			27,486,241
Stockholders' equity	4,720,725			4,652,243			4,461,510
Total Liabilities and Stockholders' Equity	$33,731,116			$33,390,202			$31,947,751
Net Interest Earning Assets	$6,747,959			$6,536,822			$6,284,924
Net Interest Income (FTE) (1)		233,947			234,172			242,674
Tax Equivalent Adjustment		(3,540)			(3,579)			(3,319)
Net Interest Income		$230,407			$230,593			$239,355
Net Interest Spread			2.85%			2.93%			3.28%
Net Interest Margin (1)			3.20%			3.26%			3.51%

(1)
The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.

(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)
Average balances for loans include non-accrual loans.  Loans and leases consist of average total loans and leases less average unearned income.  The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES	Six Months Ended June 30,
(Unaudited)	2019			2018
(Dollars in thousands)		Interest	Average		Interest	Average
	Average	Earned	Yield	Average	Earned	Yield
	Outstanding	or Paid	or Rate	Outstanding	or Paid	or Rate
Assets
Interest-bearing deposits with banks	$60,279	$1,450	4.85%	$75,689	$627	1.67%
Taxable investment securities (2)	5,370,269	64,590	2.41	5,132,722	55,874	2.18
Non-taxable investment securities (1)	1,115,212	19,981	3.58	973,486	17,005	3.49
Loans held for sale	61,469	1,571	5.13	56,229	1,678	5.99
Loans and leases (1) (3)	22,570,742	546,071	4.87	21,301,124	498,282	4.71
Total Interest Earning Assets (1)	29,177,971	633,663	4.37	27,539,250	573,466	4.19
Cash and due from banks	371,703			359,218
Allowance for credit losses	(186,850)			(181,544)
Premises and equipment	330,711			334,264
Other assets	3,877,715			3,671,193
Total Assets	$33,571,250			$31,722,381
Liabilities
Deposits:
Interest-bearing demand	$9,723,662	48,695	1.01	$9,338,014	25,146	0.54
Savings	2,514,929	4,233	0.34	2,578,492	2,523	0.20
Certificates and other time	5,410,633	51,866	1.93	4,724,920	29,849	1.25
Short-term borrowings	4,012,589	47,950	2.39	4,042,020	33,616	1.67
Long-term borrowings	873,185	12,800	2.96	655,737	10,450	3.21
Total Interest-Bearing Liabilities	22,534,998	165,544	1.48	21,339,183	101,584	0.96
Non-interest-bearing demand deposits	5,981,427			5,686,324
Other liabilities	368,152			250,898
Total Liabilities	28,884,577			27,276,405
Stockholders' equity	4,686,673			4,445,976
Total Liabilities and Stockholders' Equity	$33,571,250			$31,722,381
Net Interest Earning Assets	$6,642,973			$6,200,067
Net Interest Income (FTE) (1)		468,119			471,882
Tax Equivalent Adjustment		(7,119)			(6,422)
Net Interest Income		$461,000			$465,460
Net Interest Spread			2.89%			3.23%
Net Interest Margin (1)			3.23%			3.45%

(1)
The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.

(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)
Average balances for loans include non-accrual loans.  Loans and leases consist of average total loans and leases less average unearned income.  The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

				For the Six Months Ended June 30,
	2Q19	1Q19	2Q18	2019	2018
Performance Ratios
Return on average equity	8.09%	8.21%	7.66%	8.15%	7.80%
Return on average tangible equity (1)	16.43%	16.93%	16.66%	16.67%	17.06%
Return on average tangible common equity (1)	16.84%	17.38%	17.14%	17.11%	17.57%
Return on average assets	1.13%	1.14%	1.07%	1.14%	1.09%
Return on average tangible assets (1)	1.25%	1.26%	1.19%	1.26%	1.22%
Net interest margin (FTE) (2)	3.20%	3.26%	3.51%	3.23%	3.45%
Yield on earning assets (FTE) (2)	4.37%	4.37%	4.30%	4.37%	4.19%
Cost of interest-bearing liabilities	1.52%	1.44%	1.02%	1.48%	0.96%
Cost of funds	1.20%	1.14%	0.81%	1.17%	0.76%
Efficiency ratio (1)	54.47%	53.45%	55.64%	53.96%	55.71%
Effective tax rate	19.70%	19.28%	19.37%	19.49%	19.53%
Capital Ratios
Equity / assets (period end)	14.02%	13.89%	13.87%
Common equity / assets (period end)	13.70%	13.57%	13.54%
Leverage ratio	7.96%	7.88%	7.63%
Tangible equity / tangible assets (period end) (1)	7.66%	7.49%	7.14%
Tangible common equity / tangible assets (period end) (1)	7.32%	7.15%	6.79%
Common Stock Data
Average diluted shares outstanding	325,949,353	325,828,834	325,730,049	325,697,221	325,729,192
Period end shares outstanding	324,807,131	324,515,913	324,258,342
Book value per common share	$14.30	$14.09	$13.47
Tangible book value per common share (1)	$7.11	$6.91	$6.26
Dividend payout ratio (common)	42.19%	42.57%	47.13%	42.37%	46.61%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)
The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in millions)
				Percent Variance
				2Q19	2Q19
	2Q19	1Q19	2Q18	1Q19	2Q18
Balances at period end
Loans and Leases:
Commercial real estate	$8,832	$8,835	$8,834	—	—
Commercial and industrial	5,028	4,889	4,302	2.8	16.9
Commercial leases	385	374	338	2.9	13.9
Other	37	49	43	(24.5)	(14.0)
Commercial loans and leases	14,282	14,147	13,517	1.0	5.7
Direct installment	1,758	1,744	1,892	0.8	(7.1)
Residential mortgages	3,022	3,233	2,851	(6.5)	6.0
Indirect installment	1,968	1,950	1,746	0.9	12.7
Consumer LOC	1,513	1,546	1,654	(2.1)	(8.5)
Consumer loans	8,261	8,473	8,143	(2.5)	1.4
Total loans and leases	$22,543	$22,620	$21,660	(0.3)	4.1
Note: Loans held for sale were $332, $37, and $44 at 2Q19, 1Q19, and 2Q18, respectively.
				Percent Variance
Average balances				2Q19	2Q19	For the Six Months Ended June 30,		%
Loans and Leases:	2Q19	1Q19	2Q18	1Q19	2Q18	2019	2018	Var.
Commercial real estate	$8,858	$8,814	$8,824	0.5	0.4	$8,853	$8,825	0.3
Commercial and industrial	4,959	4,723	4,291	5.0	15.6	4,825	4,251	13.5
Commercial leases	375	370	288	1.5	30.5	373	280	33.1
Other	53	50	51	4.3	2.6	51	49	4.6
Commercial loans and leases	14,245	13,957	13,454	2.1	5.9	14,102	13,405	5.2
Direct installment	1,750	1,750	1,881	—	(7.0)	1,750	1,882	(7.0)
Residential mortgages	3,270	3,169	2,814	3.2	16.2	3,220	2,769	16.3
Indirect installment	1,964	1,942	1,625	1.1	20.8	1,953	1,550	26.0
Consumer LOC	1,531	1,562	1,671	(2.0)	(8.4)	1,546	1,695	(8.8)
Consumer loans	8,515	8,423	7,991	1.1	6.6	8,469	7,896	7.3
Total loans and leases	$22,760	$22,380	$21,445	1.7	6.1	$22,571	$21,301	6.0

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				Percent Variance
(Dollars in millions)				2Q19	2Q19
Asset Quality Data	2Q19	1Q19	2Q18	1Q19	2Q18
Non-Performing Assets
Non-performing loans (1)
Non-accrual loans	$74	$78	$69	(5.1)	7.2
Restructured loans	19	20	25	(5.0)	(24.0)
Non-performing loans	93	98	94	(5.1)	(1.1)
Other real estate owned (OREO) (2)	32	34	39	(5.9)	(17.9)
Total non-performing assets	$125	$132	$133	(5.3)	(6.0)
Non-performing loans / total loans and leases	0.41%	0.43%	0.43%
Non-performing loans / total originated loans and leases (3)	0.46%	0.43%	0.50%
Non-performing loans + OREO / total loans and leases + OREO	0.55%	0.58%	0.61%
Non-performing loans + OREO / total originated loans and leases + OREO (3)	0.61%	0.59%	0.71%
Non-performing assets / total assets	0.37%	0.39%	0.41%
Delinquency - Originated Portfolio (3)
Loans 30-89 days past due	$54	$51	$49	5.9	10.2
Loans 90+ days past due	4	6	7	(33.3)	(42.9)
Non-accrual loans	69	61	60	13.1	15.0
Total past due and non-accrual loans	$127	$118	$116	7.6	9.5
Total past due and non-accrual loans / total originated loans	0.66%	0.63%	0.68%
Delinquency - Acquired Portfolio (4) (5)
Loans 30-89 days past due	$40	$36	$43	11.1	(7.0)
Loans 90+ days past due	43	49	68	(12.2)	(36.8)
Non-accrual loans	5	17	9	(70.6)	(44.4)
Total past due and non-accrual loans	$88	$102	$120	(13.7)	(26.7)
Delinquency - Total Portfolio
Loans 30-89 days past due	$94	$87	$92	8.0	2.2
Loans 90+ days past due	47	55	75	(14.5)	(37.3)
Non-accrual loans	74	78	69	(5.1)	7.2
Total past due and non-accrual loans	$215	$220	$236	(2.3)	(8.9)

(1)	Does not include loans acquired in a business combination at fair value ("acquired portfolio").
(2)	Includes all other real estate owned, including those balances acquired through business combinations that have been in the acquired portfolio prior to foreclosure.
(3)	"Originated Portfolio" or "Originated Loans and Leases" equals loans and leases not included by definition in the Acquired Portfolio.
(4)
"Acquired Portfolio" or "Loans Acquired in a Business Combination" equals loans acquired at fair value, accounted for in accordance with ASC 805. The risk of credit loss on these loans has been considered by virtue of our estimate of acquisition-date fair value and these loans are considered accruing as we primarily recognize interest income through accretion of the difference between the carrying value of these loans and their expected cash flows.  Because loans acquired in a business combination are initially recorded at an amount estimated to be collectible, losses on such loans, when incurred, are first applied against the non-accretable difference established in purchase accounting and then to any allowance for credit losses recognized subsequent to acquisition.

(5)	Represents contractual balances.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				Percent Variance
(Dollars in millions)				2Q19	2Q19	For the Six Months Ended June 30,		%
Allowance Rollforward	2Q19	1Q19	2Q18	1Q19	2Q18	2019	2018	Var.

Allowance for Credit Losses - Originated Portfolio (2)
Balance at beginning of period	$177	$173	$172	2.3	2.9	$173	$168	3.0
Provision for credit losses	12	9	16	33.3	(25.0)	21	30	(30.0)
Net loan charge-offs	(5)	(5)	(15)	—	(66.7)	(10)	(25)	(60.0)
Allowance for credit losses - originated portfolio (2)	$184	$177	$173	4.0	6.4	$184	$173	6.4
Allowance for credit losses (originated loans and leases) / total originated loans and leases (2)	0.96%	0.94%	1.02%
Allowance for credit losses (originated loans and leases) / total non-performing loans (1)	210.99%	218.12%	203.62%
Net loan charge-offs on originated loans and leases (annualized) / total average originated loans and leases (2)	0.11%	0.10%	0.36%			0.11%	0.33%
Allowance for Credit Losses - Acquired Portfolio (3)
Balance at beginning of period	$9	$7	$7	28.6	28.6	$7	$7	—
Provision for credit losses	(1)	5	—	(120.0)	n/m	4	—	n/m
Net loan (charge-offs)/recoveries	(4)	(3)	(3)	33.3	33.3	(7)	(3)	133.3
Allowance for credit losses - acquired portfolio (3)	$4	$9	$4	(55.6)	—	$4	$4	—
Allowance for Credit Losses - Total Portfolio
Balance at beginning of period	$186	$180	$179	3.3	3.9	$180	$175	2.9
Provision for credit losses	11	14	16	(21.4)	(31.3)	25	30	(16.7)
Net loan (charge-offs)/recoveries	(9)	(8)	(18)	12.5	(50.0)	(17)	(28)	(39.3)
Total allowance for credit losses	$188	$186	$177	1.1	6.2	$188	$177	6.2
Allowance for credit losses / total loans and leases	0.83%	0.82%	0.82%
Net loan charge-offs (annualized) / total average loans and leases	0.16%	0.14%	0.34%			0.15%	0.27%
n/m - not meaningful

(1)	Does not include loans acquired in a business combination at fair value ("acquired portfolio").
(2)	"Originated Portfolio" or "Originated Loans and Leases" equals loans and leases not included by definition in the Acquired Portfolio.
(3)
"Acquired Portfolio" or "Loans Acquired in a Business Combination" equals loans acquired at fair value, accounted for in accordance with ASC 805. The risk of credit loss on these loans has been considered by virtue of our estimate of acquisition-date fair value and these loans are considered accruing as we primarily recognize interest income through accretion of the difference between the carrying value of these loans and their expected cash flows.  Because loans acquired in a business combination are initially recorded at an amount estimated to be collectible, losses on such loans, when incurred, are first applied against the non-accretable difference established in purchase accounting and then to any allowance for credit losses recognized subsequent to acquisition.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in thousands, except per share data)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers.  The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP.  The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.

				% Variance
				2Q19	2Q19	For the Six Months Ended June 30,		%
Operating net income available to common stockholders:	2Q19	1Q19	2Q18	1Q19	2Q18	2019	2018	Var.
Net income available to common stockholders	$93,177	$92,117	$83,196			$185,294	$167,948
Discretionary 401(k) contribution	—	—	874			—	874
Tax benefit of discretionary 401(k) contribution	—	—	(184)			—	(184)
Branch consolidation costs	2,871	1,634	6,616			4,505	6,616
Tax benefit of branch consolidation costs	(603)	(343)	(1,389)			(946)	(1,389)
Operating net income available to common stockholders (non-GAAP)	$95,445	$93,408	$89,113	2.2	7.1	$188,853	$173,865	8.6

Operating earnings per diluted common share:
Earnings per diluted common share	$0.29	$0.28	$0.26			$0.57	$0.52
Discretionary 401(k) contribution	—	—	—			—	—
Tax benefit of discretionary 401(k) contribution	—	—	—			—	—
Branch consolidation costs	0.01	0.01	0.02			0.01	0.02
Tax benefit of branch consolidation costs	—	—	(0.01)			—	(0.01)
Operating earnings per diluted common share (non-GAAP)	$0.29	$0.29	$0.27	—	7.4	$0.58	$0.53	9.4

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in thousands, except per share data)				For the Six Months Ended June 30,
	2Q19	1Q19	2Q18	2019	2018
Return on average tangible equity:
Net income (annualized)	$381,796	$381,737	$341,762	$381,765	$346,786
Amortization of intangibles, net of tax (annualized)	11,024	11,146	12,077	11,085	12,791
Tangible net income (annualized) (non-GAAP)	$392,820	$392,883	$353,839	$392,850	$359,577

Average total stockholders' equity	$4,720,725	$4,652,243	$4,461,510	$4,686,673	$4,445,976
Less: Average intangibles (1)	(2,329,625)	(2,331,623)	(2,337,249)	(2,330,619)	(2,338,509)
Average tangible stockholders' equity (non-GAAP)	$2,391,100	$2,320,620	$2,124,261	$2,356,054	$2,107,467

Return on average tangible equity (non-GAAP)	16.43%	16.93%	16.66%	16.67%	17.06%
Return on average tangible common equity:
Net income available to common stockholders (annualized)	$373,733	$373,586	$333,699	$373,660	$338,679
Amortization of intangibles, net of tax (annualized)	11,024	11,146	12,077	11,085	12,791
Tangible net income available to common stockholders (annualized) (non-GAAP)	$384,757	$384,732	$345,776	$384,745	$351,470

Average total stockholders' equity	$4,720,725	$4,652,243	$4,461,510	$4,686,673	$4,445,976
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangibles (1)	(2,329,625)	(2,331,623)	(2,337,249)	(2,330,619)	(2,338,509)
Average tangible common equity (non-GAAP)	$2,284,218	$2,213,738	$2,017,379	$2,249,172	$2,000,585

Return on average tangible common equity (non-GAAP)	16.84%	17.38%	17.14%	17.11%	17.57%
Return on average tangible assets:
Net income (annualized)	$381,796	$381,737	$341,762	$381,765	$346,786
Amortization of intangibles, net of tax (annualized)	11,024	11,146	12,077	11,085	12,791
Tangible net income (annualized) (non-GAAP)	$392,820	$392,883	$353,839	$392,850	$359,577

Average total assets	$33,731,116	$33,390,202	$31,947,751	$33,571,250	$31,722,381
Less: Average intangibles (1)	(2,329,625)	(2,331,623)	(2,337,249)	(2,330,619)	(2,338,509)
Average tangible assets (non-GAAP)	$31,401,491	$31,058,579	$29,610,502	$31,240,631	$29,383,872

Return on average tangible assets (non-GAAP)	1.25%	1.26%	1.19%	1.26%	1.22%
Tangible book value per common share:
Total stockholders' equity	$4,753,189	$4,679,959	$4,473,242
Less: preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: intangibles (1)	(2,336,071)	(2,329,896)	(2,335,445)
Tangible common equity (non-GAAP)	$2,310,236	$2,243,181	$2,030,915

Common shares outstanding	324,807,131	324,515,913	324,258,342

Tangible book value per common share (non-GAAP)	$7.11	$6.91	$6.26

(1) Excludes loan servicing rights

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in thousands)				For the Six Months Ended June 30,
	2Q19	1Q19	2Q18	2019	2018
Tangible equity / tangible assets (period end):
Total stockholders' equity	$4,753,189	$4,679,959	$4,473,242
Less: intangibles (1)	(2,336,071)	(2,329,896)	(2,335,445)
Tangible equity (non-GAAP)	$2,417,118	$2,350,063	$2,137,797

Total assets	$33,903,440	$33,695,411	$32,257,563
Less: intangibles (1)	(2,336,071)	(2,329,896)	(2,335,445)
Tangible assets (non-GAAP)	$31,567,369	$31,365,515	$29,922,118

Tangible equity / tangible assets (period end) (non-GAAP)	7.66%	7.49%	7.14%
Tangible common equity / tangible assets (period end):
Total stockholders' equity	$4,753,189	$4,679,959	$4,473,242
Less: preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: intangibles(1)	(2,336,071)	(2,329,896)	(2,335,445)
Tangible common equity (non-GAAP)	$2,310,236	$2,243,181	$2,030,915

Total assets	$33,903,440	$33,695,411	$32,257,563
Less: intangibles (1)	(2,336,071)	(2,329,896)	(2,335,445)
Tangible assets (non-GAAP)	$31,567,369	$31,365,515	$29,922,118

Tangible common equity / tangible assets (period end) (non-GAAP)	7.32%	7.15%	6.79%

KEY PERFORMANCE INDICATORS
Efficiency ratio (FTE):
Total non-interest expense	$175,237	$165,742	$183,013	$340,979	$354,096
Less: amortization of intangibles	(3,479)	(3,479)	(3,811)	(6,958)	(8,029)
Less: OREO expense	(954)	(1,069)	(2,233)	(2,023)	(3,600)
Less: discretionary 401(k) contribution	—	—	(874)	—	(874)
Less: branch consolidation costs	(2,325)	(458)	(2,939)	(2,783)	(2,939)
Adjusted non-interest expense	$168,479	$160,736	$173,156	$329,215	$338,654

Net interest income	$230,407	$230,593	$239,355	$461,000	$465,460
Taxable equivalent adjustment	3,540	3,579	3,319	7,119	6,422
Non-interest income	74,840	65,385	64,889	140,225	132,392
Less: net securities gains	—	—	(31)	—	(31)
Add: branch consolidation costs	546	1,176	3,677	1,722	3,677
Adjusted net interest income (FTE) + non-interest income	$309,333	$300,733	$311,209	$610,066	$607,920

Efficiency ratio (FTE) (non-GAAP)	54.47%	53.45%	55.64%	53.96%	55.71%
(1) Excludes loan servicing rights